Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY COMPLETES ACQUISITION OF TEALSTONE CONSTRUCTION AND REPLACES EXISTING CREDIT FACILITY

THE WOODLANDS, TX – April 3, 2017 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or the "Company”) today announced that it has completed the previously announced acquisition of Tealstone Construction (“Tealstone”), a leading Texas-based concrete construction company, for approximately $85 million. The Company also announced that it has replaced its existing asset-based loan and security agreement with a new, $85 million credit facility, of which $55 million will be used to partially finance the acquisition of Tealstone.

Tealstone is a market leader in commercial and residential concrete construction in the Dallas-Fort Worth Metroplex. It serves commercial contractors and multi-family developers, as well as national homebuilders in Texas and Oklahoma. Tealstone will continue to operate as a separate subsidiary under the Tealstone name. Tealstone’s co-founders, Gary Engasser and Billy Wolf, will remain with the Company. Tealstone was represented by Glaucon Capital Partners, L.L.C. based out of the Dallas-Fort Worth area.

Joe Cutillo, Sterling’s President, stated, “We are excited about this transaction on many different levels. We view the acquisition of Tealstone as the next step in transforming the Company. In addition to its revenue and income, it is key to advancing our strategy of expanding into adjacent markets. The strong talent of the Tealstone management team and the relationships they have established with their customers will allow for growth opportunities with their existing customers into our other markets. Tealstone’s expertise also allows for further expansion of our commercial projects in the Texas market, the ability to lever commercial business with our airport efforts while also allowing for further diversification into the private sector. We worked hard to close this transaction in a timely manner, and will now move quickly to realize the true potential of Tealstone as a part of the Sterling team. We intend to update our previous guidance to incorporate Tealstone when we announce our first quarter results in early May. Based on the timing of the transaction, we intend to incorporate 8 months of operating results in our full year consolidated results.”

Credit Facility

Separately, the Company entered into a Loan and Security Agreement with the Strategic Credit Group at Oaktree Capital that provides Sterling with a five-year, $85 million senior secured term loan that replaces the Company’s existing $40 million asset-based facility. Annual interest on the new facility will be LIBOR plus 8.75%. TCB Capital Markets acted as exclusive financial advisor to the Company in connection with the new credit facility.

“We are appreciative of the support and confidence shown by Oaktree,” stated Ronald Ballschmiede, CFO of Sterling. “This new credit facility allows us to fund the transformative Tealstone acquisition, while also providing Sterling with a strong financial foundation to execute on our long-term strategic plan.”

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Colorado, Arizona, California, Hawaii, and other states in which there are construction opportunities. Its transportation infrastructure projects include highways, roads, bridges, airfields, ports and light rail. Its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Jennifer Maxwell, Director of Investor Relations 281-951-3560	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore, CFA 212-836-9607 Kevin Towle 212-836-9620